Exhibit 12

[            ], 2017

Northern Institutional Funds

50 South LaSalle Street

Chicago, IL 60603

Re:	Plan of Reorganization with respect to the Government Assets Portfolio of

Northern Institutional Funds and the U.S. Government Portfolio of

Northern Institutional Funds, dated May 17, 2017

Ladies and Gentlemen:

We have acted as counsel to the Government Assets Portfolio of Northern Institutional Funds (the “Government Assets Portfolio”) and the U.S. Government Portfolio of Northern Institutional Funds (the “U.S. Government Portfolio”), each a separate series of Northern Institutional Funds, a Delaware statutory trust (the “Trust”), in connection with the transfer of all of the assets of the Government Assets Portfolio to the U.S. Government Portfolio, in exchange solely shares of the Shares Class of the U.S. Government Portfolio (the “U.S. Government Portfolio Shares”) and its assumption of the Government Assets Portfolio’s liabilities, followed by the pro rata distribution by the Government Assets Portfolio to its shareholders of the U.S. Government Portfolio Shares (collectively, the “Reorganization”), pursuant to the Plan of Reorganization of the Trust on behalf of the Government Assets Portfolio and the U.S. Government Portfolio, dated May 17, 2017 (the “Plan”). You have asked for our opinion on certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of the Trust to which this opinion is filed as an exhibit (the “Registration Statement”), including the combined Prospectus/Information Statement of Government Assets Portfolio and U.S. Government Portfolio (the “Prospectus/Information Statement”).

(ii) The representations contained in the letter of representation from you to us, dated as of [            ], 2017 are true and complete.

(iii) The Government Assets Portfolio and the U.S. Government Portfolio will each qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

Northern Institutional Funds

[            ], 2017

On the basis of the foregoing, it is our opinion that:

(1)	the Reorganization will constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Government Assets Portfolio and the U.S. Government Portfolio will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(2)	the Government Assets Portfolio will recognize no gain or loss (a) upon the transfer of its assets to the U.S. Government Portfolio in exchange for U.S. Government Portfolio Shares and the assumption of the liabilities of the Government Assets Portfolio or (b) upon the distribution of those shares to the shareholders of the Government Assets Portfolio;

(3)	the U.S. Government Portfolio will recognize no gain or loss upon the receipt of the assets of the Government Assets Portfolio in exchange for U.S. Government Portfolio Shares and the assumption of the liabilities of the Government Assets Portfolio;

(4)	the tax basis in the hands of the U.S. Government Portfolio of each asset of the Government Assets Portfolio transferred to the U.S. Government Portfolio in the Reorganization will be the same as the basis of that asset in the hands of Government Assets Portfolio immediately before the transfer;

(5)	the holding period in the hands of the U.S. Government Portfolio of each asset of the Government Assets Portfolio transferred to the U.S. Government Portfolio in the Reorganization will include the period during which that asset was held by the Government Assets Portfolio;

(6)	the shareholders of the Government Assets Portfolio will recognize no gain or loss upon their receipt of U.S. Government Portfolio Shares in exchange for shares of the Government Assets Portfolio (the “Government Assets Portfolio Shares”);

(7)	the aggregate tax basis of the U.S. Government Portfolio Shares received by each shareholder of the Government Assets Portfolio will equal the aggregate tax basis of the Government Assets Portfolio Shares surrendered by that shareholder in the Reorganization;

(8)	the holding periods of the U.S. Government Portfolio Shares received by each shareholder of the Government Assets Portfolio will include the holding periods of the Government Assets Portfolio Shares surrendered by that shareholder in the Reorganization, provided that the Government Assets Portfolio Shares are held by that shareholder as capital assets on the date of the Reorganization;

Northern Institutional Funds

[            ], 2017

(9)	the Government Assets Portfolio ’s final taxable year will end on the date of the Reorganization; and

(10)	the U.S. Government Portfolio will succeed to and take into account the tax attributes of the Government Assets Portfolio described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

The above opinions represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of this opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “The Reorganization – Federal Income Tax Consequences” in the Prospectus/Information Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,